Duma Energy to Acquire Hydrocarb Corporation

Collaboration enhances domestic production and international potential

Houston, Texas - Aug 14, 2013 - Duma Energy Corp. (OTC: DUMA) is pleased to announce that it has signed a Letter of Intent to acquire 100% of the outstanding stock of Houston-based Hydrocarb Corporation. In August 2012, Duma purchased a 39% working interest in Hydrocarb's highly prospective 5.3 million-acre Owambo Basin concession in northern Namibia. After merger the combined company will control 100% of the working interest thru discovery. As part of its work program, Hydrocarb is currently acquiring a high-resolution aerial gravity magnetics survey over the entire concession.

In addition to its large Namibia concession, Hydrocarb is currently in final negotiations for lucrative production-sharing contracts with several African nations in the prolific East African Rift play, which has seen multi-billion barrel discoveries in recent years.

The Hydrocarb management team has extensive international exploration and production experience. Hydrocarb's aggressive, high potential strategy complements Duma's focus on domestic oil and gas production. Otaiba-Hydrocarb, a wholly-owned subsidiary of Hydrocarb Energy with headquarters in Abu Dhabi, U.A.E., holds a comprehensive oil and gas field services license issued by the Supreme Petroleum Council of U.A.E. and offers a full range of oil industry services to the lucrative Middle East sector. With over $100 billion annually in revenues from oil production, Abu Dhabi is in the midst of a five-year, $40 billion effort to maintain and increase its reserve base, seeking collaboration with industry experts such as Hydrocarb's technical team.

Jeremy G. Driver, CEO of Duma stated, "Hydrocarb's wealth of experience in oilfield development and high-potential international exploration, combined with Duma's proven domestic oil and gas assets creates a powerful alliance that will greatly increase shareholder value."

About Duma Energy
Duma Energy Corp. (OTCBB:DUMA) is an aggressive growth company actively producing oil and gas in the continental United States, both on and offshore. Duma will continue increasing revenue, cash flow, and reserves while pursuing aggressive growth through acquisition and participation in projects with the potential of providing exponential returns for shareholders. For further information: www.duma.com.

About Hydrocarb
Hydrocarb Corporation is a privately held energy exploration and production company targeting major under-explored oil and gas projects in emerging, highly prospective regions of the world. Headquartered in Houston, Texas with offices in Abu Dhabi, UAE and Windhoek, Namibia. For further information: www.hydrocarb.com

Duma Investor Relations
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Forward-looking Statements
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